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Exhibit 99.1

News Release

January 29, 2004

Contacts
Investors: Linda Dellett/Rick Balderrama (720) 558-4474 Investor.relations@mcdata.com	Media: Kathleen Sullivan (720) 558-4435; cell: (720) 480-5501 kathleen.sullivan@mcdata.com

McDATA Announces Cost Improvement Actions

        BROOMFIELD, Colo.—January 29, 2004—McDATA Corporation (NASDAQ: MCDTA/MCDT) today announced a workforce reduction of 92 employees, or approximately 9 percent. Following the workforce reduction, the company's worldwide workforce totals approximately 982 employees.

        McDATA has implemented these cost improvement actions to optimize its operating efficiency and to better align its business model. As a result of these cost improvement actions, the company expects its fiscal 2004 quarterly non-GAAP operating expenses to remain relatively flat with its fiscal fourth quarter ending January 31, 2004 expected level of $60 to $62 million. These non-GAAP operating expenses do not include the company's expected deferred compensation charges and amortization charges related to purchased intangible assets. Fiscal 2004 quarterly GAAP operating expenses are expected to be in the range of $69 to $71 million. These estimates do not include any asset impairments, restructurings or other events, which may or may not be insignificant.

        The company expects to incur charges associated with these actions, primarily related to employee severance and facility consolidation, in its fiscal fourth quarter of 2003 and fiscal first quarter of 2004. Information about these charges will be disclosed with McDATA's fourth-quarter and fiscal year-end 2003 results after the close of the market on Thursday, February 26, 2004. McDATA will host a webcast beginning at 5:00 p.m. EST on February 26, 2004, which can be accessed at www.mcdata.com or (706) 679-8352. A replay will be available 2 hours after the call until March 4, 2004, at: (706) 645-9291, Passcode: 5144059.

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About McDATA (www.mcdata.com)

        McDATA (Nasdaq: MCDTA/MCDT) is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. Entrenched in over 8,000 data centers worldwide, McDATA solutions are at the heart of more than 80 percent of Fortune 100 storage network data centers, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data. Customers leverage McDATA's multi-capable solutions to realize immediate cost savings, reduce their investment risk, ensure the continuity of their operations and adapt to changing business requirements.

Forward-Looking Statements

        This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp Nishan, SANavigator, and switch sales, our relationships with EMC Corporation and IBM and the level and timing of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products (such as higher port count and multi-protocol products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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McDATA Announces Cost Improvement Actions